SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1)(1)


                              THE TITAN CORPORATION
                                (Name of Issuer)



                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)



                                    888266103
                                 (CUSIP Number)


                                August 11, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X|  Rule 13d-1(b)

     |_|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 Pages

-------------------                                            -----------------
CUSIP No. 888266103                   13G                      Page 2 of 6 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     WECHSLER & CO., INC.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
     NUMBER OF SHARES     5     SOLE VOTING POWER
       BENEFICIALLY
         OWNED BY                 -0-
           EACH           ------------------------------------------------------
          PERSON          6     SHARED VOTING POWER
         REPORTING
           WITH                   Not Applicable
                          ------------------------------------------------------
                          7     SOLE DISPOSITIVE POWER

                                  -0-
                          ------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                  Not Applicable
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     BD
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 6 Pages

-------------------                                            -----------------
CUSIP No. 888266103                   13G                      Page 3 of 6 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     NORMAN J. WECHSLER
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES     5     SOLE VOTING POWER
       BENEFICIALLY
         OWNED BY               -0-
           EACH           ------------------------------------------------------
          PERSON          6     SHARED VOTING POWER
         REPORTING
           WITH                 Not Applicable
                          ------------------------------------------------------
                          7     SOLE DISPOSITIVE POWER

                                -0-
                          ------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                Not Applicable
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 3 of 6 Pages

Item 1(a).     Name of Issuer:

               THE TITAN CORPORATION

Item 1(b).     Address of Issuer's Principal Executive Offices:

               3033 Science Park Road
               San Diego, CA 92121

Item 2(a).     Name of Person Filing:

               This Schedule 13G is filed on behalf of (i) Wechsler & Co., Inc. and (ii) Norman J. Wechsler (each a "Reporting Person" and collectively, the "Reporting Persons").

Item 2(b).     Address of Principal Business Office or, if none,
               Residence:

               105 South Bedford Road
               Suite 310
               Mount Kisco, NY 10549


Item 2(c).     Citizenship:

               Wechsler & Co., Inc. is a New York corporation and
               Norman J. Wechsler is a United States citizen.

Item 2(d).     Title of Class of Securities:

               Common Stock, $.01 par value

Item 2(e).     CUSIP Number:

               888266103

Item 3.        Type of Reporting Person:

               (a)  Wechsler & Co.,  Inc. is a  broker-dealer  registered  under
                    Section 15 of the Securities Exchange Act of 1934. Norman J. Wechsler is the majority shareholder, Chairman of the Board and President of Wechsler & Co., Inc. and, accordingly, is considered the beneficial owner of securities beneficially owned by Wechsler & Co., Inc. Mr. Wechsler's beneficial ownership of Common Stock of the Issuer does not exceed 1% of such class of equity securities, exclusive of equity securities beneficially owned by Wechsler & Co., Inc.

               (b) - (h):  Not applicable



                                Page 4 of 6 Pages

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:

                    -0-

               (b)  Percent of Class:

                    0%

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         -0-

                    (ii) shared power to vote or to direct the vote:

                         Not Applicable

                   (iii) sole power to dispose or to direct the disposition of:

                         -0-

                    (iv) shared  power to dispose  or to direct the  disposition of:

                         Not Applicable

Item 5.        This  statement  is being filed to report the fact that as of the
               date  hereof  the  Reporting   Persons  have  ceased  to  be  the
               beneficial owners of more than five percent of the Common Stock.

Items 6-9.     Not Applicable


               Item 10. By signing below, each of the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                Page 5 of 6 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 11, 1999


                                               WECHSLER & CO., INC.


                                               By: /s/ Norman J. Wechsler
                                                   -----------------------------
                                                   Norman J. Wechsler,
                                                   President


                                                   /s/ Norman J, Wechsler
                                                   -----------------------------
                                                   Norman J. Wechsler



                                Page 6 of 6 Pages